For Ministry Use Only
À l'usage exclusif du ministère

Ontario Corporation Number
Numéro de la société en Ontario

Form 4
Business Corporations Act

Formule 4
Loi sur les sociétés par actions

ARTICLES OF AMALGAMATION
STATUTS DE FUSION

1. The name of the amalgamated corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale de la société issue de la fusion: (Écrire en LETTRES MAJUSCULES SEULEMENT) :

GFL ENVIRONMENTAL INC.

2. The address of the registered office is:
Adresse du siège social :

100 New Park Place, Suite 500

Street & Number or R.R. Number & if Multi-Office Building give Room No. /
Rue et numéro ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau

Vaughan ONTARIO L4K0H9

Name of Municipality or Post Office /
Nom de la municipalité ou du bureau de poste

Postal Code/Code postal

3. Number of directors is:
Nombre d'administrateurs :

Fixed number / Nombre fixe:

OR minimum and maximum / OU minimum et maximum: 3 15

4. The director(s) is/are: / Administrateur(s) :

First name, middle names and surname Prénom, autres prénoms et nom de famille	Address for service, giving Street & No. or R.R. No., Municipality, Province, Country and Postal Code Domicile élu, y compris la rue et le numéro ou le numéro de la R.R., le nom de la municipalité, la province, le pays et le code postal	Resident Canadian State 'Yes' or 'No' Résident canadien Oui/Non
Dino Chiesa	171 Old Forest Hill Road, Toronto, Ontario, Canada M6C 2G7	Yes
Patrick Dovigi	100 New Park Place, 500, Vaughan, Ontario, Canada L4K 0H9	Yes
Lonnie C. Poole, III	3301 Benson Drive, 601, Raleigh, North Carolina, United States 27609	No

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© Queen's Printer for Ontario, 2011 / © Imprimeur de la Reine pour l'Ontario, 2011
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State 'Yes' or 'No' Municipality, Province, Country and Postal code. Prl!mom, autres prenoms et nom de famille Annex I Annexe 4.The director(s) is/are: Administrateur(s) : First name, middle names and surname Address for services, giving street & No. or R.R. No., Resident Canadian Domicile elu, y compris Ia rue et le numero ou le numero de Ia R.R., le nom de Ia municipalite, Ia province, le pays et le code postal Resident canadien Qui/Non

5. Method of amalgamation, check A or B
Méthode choisie pour la fusion – Cocher A ou B :

A - **Amalgamation Agreement / Convention de fusion :**

☒ The amalgamation agreement has been duly adopted by the shareholders of each of the amalgamating corporations as required by subsection 176 (4) of the *Business Corporations Act* on the date set out below.

Les actionnaires de chaque société qui fusionnne ont dûment adopté la convention de fusion conformément au paragraphe 176(4) de la *Loi sur les sociétés par actions* à la date mentionnée ci-dessous.

or
ou

B - **Amalgamation of a holding corporation and one or more of its subsidiaries or amalgamation of subsidiaries / Fusion d'une société mère avec une ou plusieurs de ses filiales ou fusion de filiales :**

☐ The amalgamation has been approved by the directors of each amalgamating corporation by a resolution as required by section 177 of the *Business Corporations Act* on the date set out below.

Les administrateurs de chaque société qui fusionne ont approuvé la fusion par voie de résolution conformément à l'article 177 de la *Loi sur les sociétés par actions* à la date mentionnée ci-dessous.

The articles of amalgamation in substance contain the provisions of the articles of incorporation of
Les statuts de fusion reprennent essentiellement les dispositions des statuts constitutifs de

____

and are more particularly set out in these articles.
et sont énoncés textuellement aux présents statuts.

Names of amalgamating corporations Dénomination sociale des sociétés qui fusionnent	Ontario Corporation Number Numéro de la société en Ontario	Date of Adoption/Approval Date d'adoption ou d'approbation Year année / Month mois / Day jour
GFL Environmental Holdings Inc.	1996175	
GFL Environmental Inc.	5008532	
Ontario Inc.		

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6. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. Limites, s’il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la société. 7. The classes and any maximum number of shares that the corporation is authorized to issue: Catégories et nombre maximal, s’il y a lieu, d’actions que la société est autorisée à émettre : 07121 (201105) Page 3 of/de 6

8. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series: Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions qui peut être émise en série : 07121 (201105) Page 4 of/de 6

9. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows: L’émission, le transfert ou la propriété d’actions est/n’est pas restreint. Les restrictions, s’il y a lieu, sont les suivantes : 10. Other provisions, (if any): Autres dispositions, s’il y a lieu : 11. The statements required by subsection 178(2) of the Business Corporations Act are attached as Schedule “A”. Les déclarations exigées aux termes du paragraphe 178(2) de la Loi sur les sociétés par actions constituent l’annexe A. 12. A copy of the amalgamation agreement or directors’ resolutions (as the case may be) is/are attached as Schedule “B”. Une copie de la convention de fusion ou les résolutions des administrateurs (selon le cas) constitue(nt) l’annexe B. 07121 (201105) Page 5 of/de 6

These articles are signed in duplicate. Les présents statuts sont signés en double exemplaire. Names of Corporations / Dénomination sociale des sociétés By / Par Signature / Signature Print name of signatory / Nom du signataire en lettres moulées Description of Office / Fonction Names of Corporations / Dénomination sociale des sociétés By / Par Signature / Signature Print name of signatory / Nom du signataire en lettres moulées Description of Office / Fonction Names of Corporations / Dénomination sociale des sociétés By / Par Signature / Signature Print name of signatory / Nom du signataire en lettres moulées Description of Office / Fonction Names of Corporations / Dénomination sociale des sociétés By / Par Signature / Signature Print name of signatory / Nom du signataire en lettres moulées Description of Office / Fonction Names of Corporations / Dénomination sociale des sociétés By / Par Signature / Signature Print name of signatory / Nom du signataire en lettres moulées Description of Office / Fonction 07121 (201105) Page 6 of/de 6 Name and original signature of a director or authorized signing officer of each of the amalgamating corporations. Include the name of each corporation, the signatories name and description of office (e.g. president, secretary). Only a director or authorized signing officer can sign on behalf of the corporation. / Nom et signature originale d’un administrateur ou d’un signataire autorisé de chaque société qui fusionne. Indiquer la dénomination sociale de chaque société, le nom du signataire et sa fonction (p. ex. : président, secrétaire).Seul un administrateur ou un dirigeant habilité peut signer au nom de la société.

The rights, privileges, restrictions and conditions attached to the subordinate voting shares (the “Subordinate Voting Shares”), the multiple voting shares (the “Multiple Voting Shares”) and the preferred shares (the “Preferred Shares” and, collectively with the Subordinate Voting Shares and Multiple Voting Shares, the “Shares”) of the Company are as follows:

1.1       Definitions

As used herein, the following terms shall have the following respective meanings:

“Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Company, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company, the continuing entity or its parent and more than 50% of the total number of outstanding shares of the Company, the continuing entity or its parent, in each case as outstanding immediately after such transaction, and the shareholders of the Company immediately prior to the transaction owning voting securities of the Company, the continuing entity or its parent immediately following the transaction in substantially the same proportions (vis a vis each other) as such shareholders owned the voting securities of the Company immediately prior to the transaction.

“Permitted Holders” means Patrick Dovigi and the spouse or legal equivalent, the parents and/or the lineal descendants of Patrick Dovigi (the “Dovigi Related Persons”) or any trust, partnership, corporation, limited liability company or other estate or planning or investment vehicle in which no other Person has any legal, economic, beneficial or other interest other than such holder and/or the Dovigi Related Persons, as applicable, and with respect to which, a transfer does not result in any change in the effective control of such holder’s securities.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

For purposes hereof, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

1.2       Subordinate Voting Shares and Multiple Voting Shares

The special rights or restrictions attached to the Subordinate Voting Shares and the Multiple Voting Shares shall be as follows:

(1)                                 Dividends; Rights on Liquidation, Dissolution or Winding-Up

The Subordinate Voting Shares and the Multiple Voting Shares shall be subject to and subordinate to the special rights or restrictions attached to the Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares and shall rank pari passu, share for share, as to the right to receive dividends and any amount payable on any distribution of assets constituting a return of capital and to receive the remaining property and assets of the Company on the liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily, or any other distribution of assets of the Company among its shareholders for the purposes of winding-up its affairs. For the avoidance of doubt, holders of Subordinate Voting Shares and Multiple Voting Shares shall, subject always to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares, be entitled to receive (i) such dividends and any amount payable on any distribution of assets constituting a return of capital as the directors of the Company shall determine, and (ii) in the event of the liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily, or any other distribution of assets of the Company among its shareholders for the purposes of winding-up its affairs, the remaining property and assets of the Company, in the case of (i) and (ii) an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if such shares were of one class only; provided, however, that in the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares and holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the directors of the Company.

(2)                                 Meetings and Voting Rights

Each holder of Subordinate Voting Shares and each holder of Multiple Voting Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only holders of another class or of a particular series shall have the right to vote.  At each such meeting, each Subordinate Voting Share shall entitle the holder thereof to one (1) vote and each Multiple Voting Share shall entitle the holder thereof to ten (10) votes.

(3)                                 Subdivision or Consolidation

No subdivision or consolidation of the Multiple Voting Shares or the Subordinate Voting Shares shall be carried out unless, at the same time, the Multiple Voting Shares or the Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis so as to preserve the relative economic and voting interests of the two classes.

(4)                                 Conversion

The Subordinate Voting Shares cannot be converted into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable Subordinate Voting Share, in the following manner:

(a)                                 The conversion right which provision is made in this subsection 1.2(4) shall be exercised by notice in writing given to the transfer agent of the Company, if one exists, and if not, to the Company at its registered office, accompanied by a certificate or certificates representing the Multiple Voting Shares in respect of which the holder desires to exercise such conversion right or the equivalent in any non-certificated inventory system (such as, for example, a

Direct Registration System) administered by any applicable depository or transfer agent of the Company.  Such notice shall be signed by the holder of the Multiple Voting Shares in respect of which such conversion right is being exercised, or by the duly authorized representative thereof, and shall specify the number of Multiple Voting Shares which such holder desires to have converted.  On any conversion of Multiple Voting Shares, the Subordinate Voting Shares resulting therefrom shall be registered in the name of the registered holder of the Multiple Voting Shares converted or, subject to payment by the registered holder of any stock transfer or applicable taxes and compliance with any other reasonable requirements of the Company in respect of such transfer, in such name or names as such registered holder may direct in writing.

(b)                                 Upon receipt of such notice and certificate or certificates and, as applicable, compliance with such other requirements, the Company shall, at its expense, effective as of the date of such receipt and, as applicable, compliance, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares for which the conversion right is being exercised, add the holder (or any person or persons in whose name or names such converting holder shall have directed the resulting Subordinate Voting Shares to be registered) to the securities register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of the certificate or certificates representing such Multiple Voting Shares and issue or cause to be issued a certificate or certificates, or the equivalent in any non-certificated inventory system (such as, for example, a Direct Registration System) administered by any applicable depository or transfer agent of the Company, representing the Subordinate Voting Shares issued upon the conversion of such Multiple Voting Shares.  If less than all of the Multiple Voting Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which are not to be converted.

(5)                                 Automatic Conversion

(a)                                 Each Multiple Voting Share will convert automatically, without any further action, into one (1) fully paid and non-assessable Subordinate Voting Share if any such Multiple Voting Share is transferred, sold, assigned or exchanged to, or otherwise held by, a Person that is not a Permitted Holder. Upon the first date that any Multiple Voting Share shall be held other than by a Permitted Holder, the Permitted Holder which held such Multiple Voting Share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights under subsection 1.2(4) to convert such Multiple Voting Share into one (1) fully paid and non-assessable Subordinate Voting Share.

(b)                                 In addition:

(i)                                     all Multiple Voting Shares will convert automatically, without any further action, into an equal number of Subordinate Voting Shares at such time that is the earlier to occur of the following:

(A)                               the Permitted Holders that hold Multiple Voting Shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 2.0% of the issued and outstanding Shares;

(B)                               Patrick Dovigi is no longer serving as a director of or in a senior management position at the Company; or

(C)                               •, 2039, being the twentieth anniversary of the closing of the initial public offering of the Company.

(6)                                 Single Class

Except as otherwise provided in these Articles, Subordinate Voting Shares and Multiple Voting Shares are equal in all respects and shall be treated as shares of a single class for all purposes under the Business Corporations Act (Ontario).

(7)                                 Certain Class Votes

In connection with any Change of Control Transaction requiring approval of the holders of Subordinate Voting Shares and Multiple Voting Shares under the Act, holders of Subordinate Voting Shares and Multiple Voting Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares or their proxyholders in respect of a resolution approving such Change of Control Transaction and by a majority of the votes cast by the holders of outstanding Multiple Voting Shares or their proxyholders in respect of a resolution approving such Change of Control Transaction, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

(8)                                 Certain Amendments

In addition to any other voting right or power to which the holders of Subordinate Voting Shares shall be entitled by law or regulation or other provisions of these Articles, but subject to the provisions of these Articles, holders of Subordinate Voting Shares shall be entitled to vote as a separate class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of these Articles which would adversely affect the rights or special rights of the holders of Subordinate Voting Shares or affect the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis, including an amendment to the terms of these Articles that provides that any Multiple Voting Shares transferred, sold, assigned or exchanged to, or otherwise held by, a Person that is not a Permitted Holder shall be automatically converted into Subordinate Voting Shares, and such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by holders of outstanding shares of such class or their proxyholders.

1.3       Preferred Shares

The special rights or restrictions attached to the Preferred Shares shall be as follows:

(1)                                 Issuable in Series

(a)                                 The Preferred Shares may be issued at any time or from time to time in one or more series.  Subject to these share conditions, the directors are authorized to fix the number of shares in each series of Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares which may include, without limitation:

(i)                                     the consideration for which such series of Preferred Shares are to be issued;

(ii)                                  the rate, amount, method of calculation and payment of any dividends, whether cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(iii)                               voting rights, if any;

(iv)                              any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs;

(v)                                 any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(vi)                              any rights of conversion, exchange or reclassification and the terms and conditions of any such rights, if applicable; and

(vii)                           any other rights, privileges, restrictions and conditions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(b)                                 No rights, privileges, restrictions or conditions attached to any series of Preferred Shares shall confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding-up of the Company over the shares of any other series of Preferred Shares.  The Preferred Shares of each series shall, with respect to the right to payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Company, rank on a parity with the shares of every other series.

(2)                                 Voting

Subject to the rights, privileges, restrictions and conditions that may be attached to a particular series of Preferred Shares by the directors of the Company in accordance with subsection 1.3(1)(a), the holders of a series of Preferred Shares shall not, as such, be entitled to receive notice of or to attend any meeting of shareholders of the Company and shall not be entitled to vote at any such meetings (except where holders of a specified class or series of shares are entitled to vote separately as a class or series as provided in the Act).  The holders of the class or a series of

Preferred Shares shall not be entitled to vote separately as a class or series or to dissent upon a proposal to amend the articles of the Company to:

(i)                                     increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(ii)                                  effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; or

(iii)                               create a new class or series of shares equal or superior to the shares of such class or series.

(3)                                 Dividends; Rights on Liquidation, Dissolution or Winding-Up

(a)                                 Holders of Preferred Shares will be entitled to preference with respect to payment of dividends over the Subordinate Voting Shares, the Multiple Voting Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends.

(b)                                 In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares will be entitled to preference over the Subordinate Voting Shares, the Multiple Voting Shares and any other shares ranking junior to the Preferred Shares with respect to the payment of paid-up capital remaining after the payment of all outstanding debts on a pro rata basis, and the payment of any or all declared but unpaid cumulative dividends or any or all declared but unpaid dividends accrued on the Preferred Shares.

(c)                                  The Preferred Shares may also be given such other preferences over the Subordinate Voting Shares, the Multiple Voting Shares and any other shares ranking junior to the Preferred Shares as may be fixed by directors’ resolution as to the respective series authorized to be issued.